Exhibit 5.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW
2 W. Washington Street, Suite 400 Greenville, SC 29601 T: 864.373.2300 F: 864.373.2925 nelsonmullins.com
May 18, 2021
United Community Banks, Inc.
125 Highway 515 East
Blairsville, Georgia

RE:    Registration Statement on Form S-8 in connection with the Amended and Restated 2000 Key Employee Stock Option Plan of United Community Banks, Inc.

Ladies and Gentlemen:

We have acted as counsel to United Community Banks, Inc., a Georgia corporation (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”), relating to the Company’s Amended and Restated 2000 Key Employee Stock Option Plan (as amended (the “Plan”)) to be filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on or about May 18, 2021. The Registration Statement relates to an additional 1,700,716 shares (the “Shares”) of the Company’s common stock, $1.00 par value per share, for issuance under the Plan.

We hereby consent to the filing of this opinion as Exhibits 5 and 23.1 to the Registration Statement and to the reference to our name in the Registration Statement.

As counsel to the Company, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such statutes, documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary for the purpose of this opinion, including the Company’s Articles of Incorporation and Bylaws and the record of the proceedings of the directors of the Company.
Based upon the foregoing, we are of the opinion that the Shares that may be issued and sold from time to time in accordance with the Plan have been duly authorized for issuance and will, when issued, sold and, when applicable, paid for in accordance with the Plan, be legally issued, fully paid and non-assessable.
This opinion is being rendered to be effective as of the effective date of the Registration Statement, and we disclaim any obligation to revise or supplement this opinion should the present Georgia Business Corporation Code be changed by legislative action, judicial decision or otherwise, should there be factual developments which might affect any matters or opinions set forth herein or for any other reason.

    We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to address herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.

United Community Banks, Inc.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

/s/ Nelson Mullins Riley & Scarborough, LLP

NELSON MULLINS RILEY & SCARBOROUGH, LLP